Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

Pacific Ethanol To extend maturity on $32 Million of near-term debt and increase plant ownership to 80%

•	Enters into agreements to purchase an additional 13% interest in the plants, increasing its ownership interest to 80%

•	Agrees to purchase $21.54 million in plant debt to be extended to 2016

•	Secures maturity extension of revolving credit line for plants to 2015

•	Enters into agreement to issue $22.2 million in senior unsecured notes to finance purchases

Sacramento, CA, December 19, 2012 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, has entered into agreements to increase its ownership interest in the plants and improve their debt position.

Pacific Ethanol has entered into an agreement to purchase $21.54 million of Pacific Ethanol plant secured term debt and to extend the maturity date of the purchased term debt from June 2013 to June 2016. The agreement also provides for the extension of the maturity of the $10.0 million secured revolving debt facility for the plants from June 2013 to June 2015. Further, at closing, the company will purchase an additional 13% ownership interest in New PE Holdco, LLC for $1.3 million, increasing the company’s equity ownership to 80%. To fund these transactions, the company entered into an agreement with certain institutional investors to issue $22.2 million of senior unsecured notes, and five-year warrants to purchase up to 25.6 million shares of the company’s common stock. The senior unsecured notes will accrue interest at the rate of 5.0% per annum, subject to adjustment, with interest payments commencing March 30, 2013. Interest on the notes is payable in cash or shares of the company’s common stock, at the election of the company, provided certain conditions are met. The notes will mature on March 30, 2016. The warrants will have an exercise price of $0.52 per share, equal to a 58% premium to the per share closing price of the company’s common stock on the date immediately preceding the signing of the Securities Purchase Agreement.

Neil Koehler, the company’s president and CEO, stated: “The consummation of these transactions will provide significant improvements to our balance sheet and operations by reducing our financing costs, extending debt maturities and increasing our ownership share of the Pacific Ethanol plants to 80%. Upon the closing of these transactions, we will reduce plant debt due in 2013 to $6.7 million and reduce our combined purchase price of ownership interests in New PE Holdco to $0.34 per gallon on a weighted average basis, thereby securing a competitive and low cost ownership basis for our stockholders.”

The various debt and purchase agreements to purchase additional equity in New PE Holdco, extend debt and raise capital through the issuance of senior unsecured notes and warrants to purchase common stock are subject to the satisfaction of numerous customary closing conditions and are expected to close within the next 20 business days. Lazard Capital Markets LLC served as the sole placement agent in the current transaction. Further details are available in the company’s Form 8-K filed today with the Securities and Exchange Commission.

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About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (“WDG”), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 67% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; that the consummation of the transactions described in this press release will provide significant improvements to Pacific Ethanol’s balance sheet and operations; and the projected reductions in short-term plant debt are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, Pacific Ethanol’s ability to successfully close on the agreements to purchase additional equity in New PE Holdco, extend debt and raise capital through the issuance of senior unsecured notes and warrants to purchase common stock, all of which are subject to numerous customary closing conditions, including the approval by The NASDAQ Stock Market of Pacific Ethanol’s listing of additional shares application covering the shares of common stock that may be issued in payment of interest on the senior unsecured notes and shares of common stock underlying the warrants; adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 8, 2012 and Form 10-Q filed with the Securities and Exchange Commission on November 14, 2012.

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